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                                                                   Exhibit 16(b)

                      PRUDENTIAL NATIONAL MUNICIPALS FUND

                                   CLASS "A"

                                    EXHIBIT
                          AVERAGE ANNUAL TOTAL RETURN
                                  CALCULATION



                             ERV = P * (1 + T) /n/


  P = hypothetical initial payment of $1,000

  T = average annual total return

  n = number of years

ERV = ending redeemable value

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                                     1 Year                Inception
                                  [Annualized]

  P =                              $1,000.00               $1,000.00

  n =                                   1.00                    0.94

ERV =                              $1,025.00               $1,022.13

  T =                                   2.50%                   2.35%